EXHIBIT
Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

April 20, 2020

Christopher Pfirrman
1601 Elm St. Suite 800
Dallas, TX 75201

Dear Christopher:

We are pleased to confirm the terms of your continued employment with Santander Consumer USA Inc. and Santander Consumer USA Holdings Inc. (together, “Santander” or “SC”). This letter outlines the details of this offer. .

Company Entities: Santander Consumer USA Inc. and
Santander Consumer USA Holdings Inc.
Title: Chief Legal Officer
Reporting to: Mahesh Aditya, President and CEO, SC
Effective Date: March 11, 2020
Location Address: 1601 Elm Street, Dallas, TX 75201
Annualized Salary: $859,018
2020 Incentive Target: $775,000.

Base Salary

Effective March 11, 2020, your annual salary will be $859,018, paid bi-weekly less all applicable federal, state and local taxes and other authorized payroll withholdings.

Executive Incentive Plan

During your employment in this role, you will be eligible to participate in the Executive Incentive Plan (the “Plan”). Your 2020 discretionary bonus target will be set at $775,000, of which a portion will be deferred and paid in cash and equity. In determining the amount of your discretionary bonus award, Santander will consider your performance and company performance. To the extent you are awarded a discretionary bonus in any given year, it may be at, above, or below your target. To be eligible for a discretionary bonus payment under the Plan, you must be in "active working status" (as defined below) at the time of bonus payment. The amount of funding, any payouts made under the Plan, and target bonus may vary from year to year.

For purposes of this letter, “active working status” means that you have not resigned (or given notice of your intention to resign), and that your employment has not been terminated (or been given notice of your termination from Santander). Incentives will not be paid to an employee who resigns or whose employment is terminated during the performance year unless otherwise provided in the Plan. Notwithstanding the foregoing, if Santander should terminate your employment without Cause, you will continue to remain eligible for consideration of a prorated bonus for the year of your termination of employment.

Identified Staff – CRD IV

Your role has been determined to be “Identified Staff” (under the European Union’s Capital Requirements Directives, Directive 2013/36/EU (“CRD IV”)). CRD IV is part of the European regulations regarding compensation in financial entities such as Santander for their staff whose professional activities have a significant impact on the risk profile of the entity. A series of specific policies are applicable to Santander’s Identified Staff, which, in terms of individual annual variable compensation, essentially provide the following:

•Variable compensation will be paid partly in shares and partly in cash (typically distributed as 50% shares / 50% cash);
•A portion of the annual variable compensation will be deferred (typically 40% of the total award is deferred (as noted above delivered 50% in shares and 50% in cash) and vests pro-rata over three-years, and in certain cases, may be further subject to a performance overlay);
•Any shares delivered are subject to a mandatory one-year retention (hold) period and non-transferability. Directly or indirectly engaging in the hedging of shares for a period of one year following their delivery or before delivery is not permitted;
•The payment of deferred variable compensation shall be conditioned on certain circumstances not occurring (i.e., malus clauses – see below); and
•Variable compensation cannot exceed a certain percentage of the fixed compensation (typically variable compensation cannot exceed twice your annual total fixed compensation).
•See the terms and conditions of the Executive Incentive Plan and the Policy on Malus and Clawback Requirements for full details.

The payment of deferred compensation, both in shares and cash, is not only contingent upon your continued employment at Santander through each payment date (subject to certain limited exceptions set forth in the Executive Incentive Plan), but also upon none of the following circumstances occurring in the period prior to each of the payment as a consequence of actions performed in previous years (malus clauses):

1.Deficient financial performance of the Banco Santander Group;
2.Breach by the beneficiary of internal rules or regulations, including in particular those relating to risks;
3.Material restatement of the Group’s financial statements when so considered by the external auditors, except when appropriate pursuant to a change in accounting standards; or
4.Significant changes in financial capital or in the Group’s risk profile.

You agree, by electronically signing this document, to allow Santander to withhold any reimbursement amounts owed to Santander pursuant to this letter from other monies due to you upon termination, including but not limited to final pay owed to you in connection with your employment, and you agree to sign at the time of resignation and/or termination any authorizations required to permit Santander to make such withholding from your final pay.

Benefits

You continue to be eligible to participate in Santander’s Benefits Program, which includes medical, dental, vision, life insurance, 401(k) and paid time off benefits.

Notice Period

Given the strategic importance of your position, you hereby acknowledge and agree that Santander, its client relationships and/or its business opportunities would likely suffer irreparable harm were you to resign or otherwise end your employment without providing sufficient notice to Santander. To avoid such harm, and in exchange for the pay and benefits Santander extends to you pursuant to this offer of employment, you agree to provide Santander with one-hundred and eighty (180) days prior written notice of your intent to end your employment with Santander (the “Notice Period”). During the Notice Period, you will be paid your base salary pursuant to Santander’s regular payroll practices and will be eligible to continue to participate in the employee benefit plans in which you were enrolled prior to submitting your resignation. However, you will not receive any payments associated with the Executive Incentive Plan during your Notice Period. You will be expected to perform all duties and tasks assigned to you during the Notice Period, including all assignments related to the transition of your duties and responsibilities, and you will devote all of your working time, labor, skill and energies to the business and affairs of Santander.

You agree that during the Notice Period you will continue to owe Santander a duty of loyalty and you will remain bound by all fiduciary duties and obligations owed to Santander as an employee and executive, as well as abide by all prior non-disclosure and non-solicitation agreements you have entered into with Santander. As a condition of being hired, you agree by signing this document not to compete with Santander, or to start employment with or an engagement with a competitor, during the period of time you are employed by Santander, including during the Notice Period. You agree that during your employment, including the Notice Period, and regardless of whether your title, position or responsibilities change at any point, you will not directly or indirectly become employed or engaged by (whether as an employee, consultant, proprietor, partner, director or otherwise) another employer, including another bank, financial institution, or any other competitor of Santander.

Upon receipt of your resignation, Santander may, in its sole discretion, waive the Notice Period, in which case your employment will be terminated upon receipt of written notice from Santander, which Santander can invoke at any time during the Notice Period. Under such circumstances, Santander will not be obliged to provide you with pay in lieu of notice and, in turn, you will no longer be bound by the specific non-competition restriction outlined in the prior paragraph.

Alternatively, the Company may, in its sole discretion, retain you as an employee during the Notice Period and direct you not to report to work; in which case you will be placed on “Garden Leave.” While on Garden Leave you will remain bound by all fiduciary obligations owed as an employee and executive, the non-competition restrictions set out in the prior paragraphs, as well as any non-disclosure agreements and non-solicitation agreements between you and Santander. For purposes of clarity, while on Garden Leave you will (1) remain an employee of Santander; (2) continue to be paid your base salary; and (3) continue to be eligible to participate in the employee benefit plans in which you were enrolled prior to submitting your resignation. However, you will not receive any payments associated with the Executive Incentive Plan during your Garden Leave. During the Garden Leave, you must be reasonably available during normal business hours to answer questions and provide advice to the Company.

You agree that because your services are personal and unique and because you will have access to and will be acquainted with Santander’s confidential information and/or its customer relationships, to the fullest extent permitted by law, this Notice Provision will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that Santander may have for breach of this Notice Provision. If you violate the non-competition restrictions contained in this offer, you shall continue to be bound by those restrictions until a period of sixty (60) consecutive days has expired without any violation of such provisions.

Non-Compete Period

If Santander should terminate your employment prior to January 1, 2023 without Cause (as defined in an attachment hereto), you will continue to receive your base salary paid on a bi-weekly basis for a period of thirty-six (36) months from your termination date (the “Non-Compete Period”), provided that you sign (and do not revoke) a non-competition agreement and a release of claims in the forms provided by Santander. During the Non-Compete Period, you will not be an employee of Santander and therefore will not be eligible for any benefits (except as provided through COBRA continuation coverage, in which case you would be fully responsible for the cost of such coverage) or annual bonus consideration under the Executive Incentive Plan (unless otherwise provided in the Plan or in this offer letter). If you breach the terms of the non-competition agreement during the Non-Compete Period, your base salary payments will immediately cease and you will be required to repay any base salary payments that you received during the Non-Compete Period. If your termination is an eligible termination event under the Santander US Enterprise Severance Policy, you may receive severance benefits in addition to the payments described in this section.

The non-competition restrictive covenant set forth in Exhibit A shall only apply in the event that you do not sign a non-competition agreement under this section of this offer letter upon your termination of employment.

Representations

You represent, by signing below, that:

•You are not relying on any promises that are not set out in this offer letter in deciding to accept our continued offer of employment.

It is a condition of your continued employment with Santander and continued access to Santander confidential information that, you will sign:

1.Non-Disclosure Agreement: that contains additional requirements for the protection of Santander business (a copy of which is enclosed); and
2.Restrictive Covenant Agreement in Exhibit A that contains additional requirements for the protection of Santander’s business (a copy of which is enclosed).

General Terms

Please recognize that while this letter explains some of the terms of your employment with Santander, it is not an employment contract. Notwithstanding anything herein to the contrary, any payments or benefits contemplated by this letter are subject to and conditioned on their compliance with applicable laws and regulations.

Employment at Santander is considered to be “at-will”, meaning it is at the mutual consent of both Santander and you and may be terminated by either you or Santander at any time, with or without cause and with or without notice other than the notice required to be given by you as described above.

This letter describes certain of Santander’s benefit and incentive plans and policies. Your eligibility for and entitlement to a benefit mentioned herein are governed by the terms of the official plan document or policy. Santander reserves the right to amend or terminate its plans and policies in full or in part at any time for any reason. In the event of a conflict between this letter and the official plan document or policy, the official plan document or policy will control.

Christopher, we are very enthusiastic about your continued contributions to Santander and look forward to continuing a mutually rewarding working relationship.

Santander Consumer USA Holdings Inc.
By: /s/ Mikenzie Sari_ 04-24-2020
Name: Mikenzie Sari_ Date
Its: Chief Human Resources Officer

Santander Consumer USA Inc.
By: /s/ Mikenzie Sari_ 04-24-2020
Name: Mikenzie Sari_ Date
Its: Chief Human Resources Officer

Your signature below represents your acceptance of this offer:

/s/Christopher Pfirrman_________________ ___04-20-2020______________
Christopher Pfirrman Date

Attachments:
Exhibit A
Non-Disclosure Agreement
Cause

EXHIBIT A
Confidentiality and Restrictive Covenant Agreement

This Confidentiality and Restrictive Covenant Agreement (“Agreement”) is entered into between Santander Consumer USA Inc., Santander Consumer USA Holdings, Inc. (together “Santander” or the “Company”), and Christopher Pfirrman (“Employee”). In exchange for the mutual promises and obligations in this Agreement, Santander and Employee agree as follows:

1. NO ALTERATION OF EMPLOYMENT RELATIONSHIP. Nothing in this Agreement is intended to alter the nature of the relationship between Employee and the Company. The terms and conditions of employment for employees that have executed separate, specific employment agreements will continue to be governed by such agreements except to the extent altered herein. Employment for employees that have not signed separate, specific employment agreements remains “at will,” and either the employee or the Company may terminate the employee’s employment at any time, with or without notice, for any or no reason and with or without cause. Nothing in this Agreement shall constitute a promise or contract of employment for any particular duration, for any specified rate of pay, under any specified terms and conditions, or for any specific job function.

2. AGREEMENT TO PROVIDE CONFIDENTIAL INFORMATION. Santander agrees to furnish Employee with Confidential Information related to Santander during Employee’s employment. Employee acknowledges that this Confidential Information is furnished for the purpose of enabling Employee to access and provide service to the Company and its customers. Employee acknowledges and agrees that the Company’s business is to a large extent based upon Confidential Information, and that the Company’s provision of this Confidential Information justifies the restrictions provided for in this Agreement.

For purposes of this Agreement, the term “Confidential Information” shall mean information that Santander owns or possesses, that Santander has developed, that it uses or that is potentially useful in the business of the Company, and/or that the Company treats as proprietary, private, or confidential. Confidential Information includes, but is not limited to, (a) inventions, ideas, processes, formulas, data, lists, programs, internal memos, other works of authorship, know-how, improvements, discoveries, trade secrets, developments, designs, and techniques relating to the business or proposed business of Santander; (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists, cost structures, customer needs/preferences, the identity of Santander’s automotive dealer partners, and the terms of the relationship between Santander and the automotive dealerships; and (c) information regarding the skills and capabilities of other employees, consultants, vendors, and contractors for Santander that the Company desires to protect against disclosure or competitive use.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee agrees not to, either during or after Employee’s employment, use or disclose such Confidential Information for any reason other than in the performance of Employee’s duties.

Employee’s obligation not to disclose Confidential Information does not apply to information that: (a) is or becomes generally available to the public other than as a result of disclosure by Employee; or (b) Employee is legally required by law, subpoena, or judicial/regulatory process, provided, however, that in the event Employee is legally required to disclose such information, Employee agrees to provide the Company with prompt notice thereof so that the Company may, in the Company’s sole discretion, seek an appropriate protective order.

4. RESTRICTIVE COVENANTS. Employee acknowledges that: (a) during Employee’s employment with Santander, Employee will obtain Confidential Information; (b) the Confidential Information has been developed and created by Santander at substantial expense and the Confidential Information constitutes valuable proprietary assets of the Company; (c) Santander will suffer substantial damage which will be difficult to compute if Employee should solicit or interfere with the Company’s employees, clients, customers, vendors, or suppliers or should divulge Confidential Information relating to the business of the Company; (d) the provisions of this Agreement are reasonable and necessary for the protection of Santander’s business and the Confidential Information; (e) Santander would not have provided Employee with Confidential Information unless Employee agreed to be bound by the terms hereof; and (f) the provisions of this Agreement will not preclude Employee from other gainful employment.

For these reasons, Employee agrees to the following restrictive covenants designed to protect the Confidential Information:

a.Non-Competition: Employee shall not, during the Restricted Period, without the prior written consent of Santander, directly or indirectly, on Employee’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, for Employee’s own benefit or for the benefit of any other person or entity, render services or advice to, accept employment with, lend Employee’s name or credit to, work for, participate in the ownership, management, operation, financing, or control of, an entity currently engaged in, or desiring to become engaged in, Competing Activities in the Restricted Area. Notwithstanding the foregoing, nothing in this Agreement restricts Employee from owning less than 1% of any class of securities of such entity as a passive investor, if such securities are listed on a national securities exchange. Employee understands that this provision does not restrict Employee from accepting any employment with any entity that does not engage in Competing Activities.

b.Non-Solicitation: Employee shall not, during the Restricted Period, without the prior written consent of Santander, directly or indirectly, on Employee’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, solicit business from, attempt to transact business with, transact business with, or interfere with the Company’s relationship with any Customer or Prospective Customer, vendor, supplier, or contractor of the Company. This restriction applies only to business that is a Competitive Activity.

c.Anti-Raiding: Employee shall not, during the Restricted Period, without the prior written consent of the Company, directly or indirectly, on Employee’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, directly or indirectly solicit for employment, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is, or within the 12-month period immediately preceding the date of any such activity was, an employee or contractor engaged by the Company.

The term “Restricted Period” means during Employee’s employment with the Company and for a period of [*****] thereafter.

The term “Restricted Area” means the [*****].

The term “Competing Activity” means [*****].

The term “Customer or Prospective Customer” means any client or customer of the Company, or any person or entity with whom the Company has attempted to do business, within the [*****] period prior to the end of Employee’s employment. This term is limited to those clients, customers, persons, or entities: (1) with whom Employee had contact; or (2) about whom Employee received Confidential Information.

5. REMEDIES. Employee acknowledges and agrees that if Employee breaches any of the provisions of this Agreement, the Company will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance, and any other form of equitable relief to remedy a breach or threatened breach of this Agreement and to enforce the provisions of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that the Company may have at law or in equity. Santander shall further be entitled to attorneys’ fees and costs associated with obtaining any legal or equitable remedies.

If Employee violates the restrictive covenants of this Agreement and the Company brings legal action for injunctive or other relief, then the Company will not be deprived of the benefit of the full Restricted Period as a result of the time involved in obtaining the relief. Accordingly, Employee agrees that the Restricted Period will have duration of the Restricted Period, and the regularly scheduled expiration date of such Restricted Period will be extended by the same amount of time that Employee is determined to have violated such covenant.

It is further agreed that such covenant will be regarded as divisible, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area, or scope of activities, a court with appropriate jurisdiction shall be authorized to rewrite, substitute, and enforce provisions which are valid; and the validity and enforceability of this Agreement as modified will not be affected.

6. EXCLUSIVITY AND DUTY OF LOYALTY TO THE COMPANY’S INTEREST. Employee agrees that, during Employee’s employment with the Company, Employee shall:

a.Work for the best interest of the Company and make Employee’s services available only to the Company and not to Employee’s own account or for any other person or entity without the prior written consent of the Company;

b.Not engage in any activity which conflicts or interferes with the performance of any of the duties and/or responsibilities assigned to Employee by the Company;

c.Promptly disclose to the Company, and not divert, any business opportunities or prospective customers of which Employee becomes aware;

d.Promptly disclose any solicitation of any of the Company’s current, former, or prospective customers or employees by any competitor of the Company of which Employee becomes aware;

e.Not act to antagonize or oppose the interests of the Company; and

f.Not take advantage of any opportunity that Employee’s position may provide to profit beyond the agreed compensation and benefits.

7. OWNERSHIP OF WORK PRODUCT. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) that relate to Santander’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while engaged or employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company, and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Santander shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to Santander all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after the term of Employee’s employment with the Company) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

8. RETURN OF MATERIALS. Upon the termination of Employee’s employment for any reason or upon the Company’s request at any time, Employee shall immediately return to Santander all of the Company’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, pass cards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. Employee will not:
(a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Employee’s possession, custody, or control or (b) destroy, delete, or alter any property of the Company, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this paragraph shall also apply to any property which belongs to a third party, including, but not limited to, the Company’s customers, licensors, or suppliers.

9. EMPLOYEE REPRESENTATIONS. Employee represents and warrants that: (a) Employee has full right, power, legal capacity and authority to enter into this Agreement; (b) neither the execution and delivery of this Agreement nor the performance of Employee’s duties as an employee of the Company, will breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under, or require any consent or the giving of any notice under, any contract or instrument to which Employee is a party or by which Employee may be bound; and (c) Employee has disclosed to the Company all legal obligations, if any, owed to previous employers, and agrees not to improperly use or disclose any confidential information or trade secrets of any previous employers.

10. MISCELLANEOUS.

a.Governing Law. This Agreement is made under and shall be construed according to the laws of the State of Texas.

b.Construction. The parties understand and agree that, should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its fullest extent, or should any portion of any clause or paragraph of this Agreement be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law. In the event that such portion of any clause or paragraph is deemed incapable of reform, the offending language shall be severed, and the remaining terms and provisions of this Agreement shall remain unaffected, valid, and enforceable for all purposes.

c.Waiver. The waiver by either party of the breach of any of the terms and conditions of, or any right under this Agreement, shall not be deemed to constitute the waiver of any similar right. No such waiver shall be binding or effective unless expressed in writing and signed by the party giving such waiver.

d.Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by written amendment, such amendment to become effective on the date stipulated therein. Employee acknowledges and represents that in executing this Agreement, Employee did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns (if any).

I, Christopher Pfirrman, acknowledge that I have carefully read this entire Agreement and understand the nature and extent of the obligations I am assuming hereunder.

/s/Christopher Pfirrman	4/20/2020
Christopher Pfirrman Date

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”) is entered into and made effective as of the date of the last signature below (the “Effective Date”), by and between Santander Consumer USA Inc. and Santander Consumer USA Holdings Inc. (together, “SC”) on behalf of the corporation, its operating divisions, parent company, and its majority-owned subsidiaries, and Christopher Pfirrman (the “Associate”).

RECITALS

A. In the course of Associate’s employment with SC, Associate may have access to certain non-public proprietary information regarding, among others, SC, its Affiliates, their respective businesses, operations, personnel, finances or customers (collectively, “Confidential Information”, as further defined below), that Associate shall protect, such Confidential Information, as set forth in this Agreement.

B. SC will share such Confidential Information with Associate solely to enable such Associate to perform its obligations under its employment with SC (the “Purpose”).

NOW, THEREFORE, in consideration of the Associate’s employment by SC, and for other good and valuable consideration, the receipt and adequacy of which the Associate acknowledges to be good and valuable consideration for [his/her] obligations hereunder, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. The following terms shall have the definitions so provided when used in this Agreement:

“Confidential Information” shall mean all information of any kind whatsoever, whether communicated orally or embodied in any medium or electronic format, concerning SC and/or any SC Affiliate, their respective businesses and Consumers (as defined herein), which is created, collected, obtained, used, maintained, stored or accessed by, or disclosed to, Associate by or on behalf of SC and/or any SC Affiliate in connection with the Purpose, and shall include, without limitation, Customer Information (as defined herein), Nonpublic Personal Information (as defined herein), and Third Party Vendor Confidential Information (as defined herein), together with any documents, reports, analyses, or materials reflecting based on or containing any of the foregoing. Notwithstanding the foregoing, Confidential Information shall not include: publicly available information, except to the extent such information is included on a list, description or other grouping of SC Consumers (and publicly available information pertaining to them) that is derived using any individually identifiable information that is not publicly available.

“Consumer” shall mean any individual or entity that seeks to obtain, obtains or has obtained a financial product or service from SC and/or any SC Affiliate including, without limitation, any individual, trust or business customer.

“Customer Information” shall have the meaning assigned to such term in 16 C.F.R. Part 314, as amended from time to time.

“Nonpublic Personal Information” shall have the meaning assigned to such term in 16 C.F.R. § 313.3, as amended from time to time.

“Privacy Laws” shall mean the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801 et seq.), as it may be in effect and as amended from time to time, and the regulations promulgated thereunder (including, without limitation, the provisions of 16 C.F.R. Part 313 and 16 C.F.R. Part 314) (collectively, “GLBA”), and all other state and federal laws and regulations pertaining to the privacy, confidentiality or security of information created, collected, obtained, used, maintained, stored, accessed, disclosed or transferred by a financial institution, and all administrative and court decisions, policies, guidelines and procedures relating thereto, as may be in effect and as amended from time to time.

“SC Affiliates” shall mean any person or entity which directly, or indirectly through one or more intermediaries, owns or controls, is owned or controlled by, or is under common control or ownership with SC or its ultimate parent, where “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Third Party Vendor” shall mean any vendor that performs services or functions for, or provides products or software to, SC and/or any SC Affiliate.

“Third Party Vendor Confidential Information” shall mean all information pertaining to a Third Party Vendor and its services, functions, products or software, which has been disclosed by or on behalf of such Third Party Vendor to SC and/or any SC Affiliate.

2. Incorporation of Recitals. The Recitals are incorporated herein and made a part of this agreement.

3. Ownership. All SC’s Confidential Information is and shall remain SC's property, and no rights to it are granted to Associate under this Agreement.

4. Use of Confidential Information.

a.Associate agrees to use Confidential Information solely for the Purpose, for the exclusive use and benefit of SC and for no other purpose at any time whatsoever;

b. Without limitation of the restrictions on use set forth in Section 4(a) above, or the other restrictions of this Agreement, Associate shall in all events refrain from, and shall cause any third party to whom Associate discloses SC’s Confidential Information to refrain from, directly or indirectly, (i) utilizing Confidential Information in its or their own business, (ii) using any Confidential Information in connection with the solicitation of any Consumer for any financial related product or service or in connection with the recommendation, sale or provision to any Consumer of any financial related product or service; and

c. Associate shall use at least a reasonable degree of care to protect the Confidential Information from unauthorized disclosure.

5. Disclosure of Confidential Information. Associate agrees not to disclose any Confidential Information to any person or entity at any time, now or hereafter, except that Associate may disclose Confidential Information to those directors, officers, agents, employees and/or other representatives, including accountants, consultants and financial advisors (collectively “Representatives”) who need to know such information for the sole purpose of enabling Associate to carry out the uses specified in Section 4, above, and for no other purpose at any time, and who are bound by confidentiality obligations at least as stringent as those set forth in this Agreement. In all events, Associate shall be liable to SC and the SC Affiliates for any misuse or wrongful disclosure of, or other wrongful dealings with Confidential Information and any other breach of this Agreement by Associate, its Representatives and any third party to whom Associate discloses SC’s Confidential Information. Furthermore, any Confidential Information disclosed to or accessed by any Representative, as a result of Associate acting outside the scope of the limitations set forth in section 4 above, shall be deemed to have been disclosed to or accessed by Associate.

6. Information Security Program. Associate shall use commercially reasonable measures to protect SC’s Confidential Information, and comply with SC’s controls to ensure the confidentiality of Confidential Information and that Confidential Information is not disclosed contrary to the provisions of this Agreement, GLBA or any other applicable Privacy Laws. Without limiting the foregoing, Associate shall comply with SC’s information security program that includes appropriate administrative, technical and physical safeguards and other security measures that are designed to:

(i) ensure the security and confidentiality of Confidential Information;

(ii) protect against any anticipated threats or hazards to the security and integrity of Confidential Information; and

(iii) protect against unauthorized access to or use of Confidential Information that could result in substantial harm or inconvenience to any SC Consumer.

7. Notification of Breach. Associate shall immediately notify SC in writing of any breach of this Agreement or any unauthorized use or disclosure of, or access to, Confidential Information of which Associate becomes aware.

Such notice shall summarize in reasonable detail the effect on SC of the breach or unauthorized use or disclosure of, or access to, Confidential Information and Associate shall take any corrective action or measure directed by SC.

8. Publicity. Associate hereby consents to any and all uses and displays, by SC and SC Affiliates, of the Associate’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of [his/her] employment by SC, for all legitimate business purposes of SC and SC Affiliates ("Permitted Uses"). Employee hereby forever releases SC and its directors, officers, employees, and Affiliates from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of [his/her] employment by the Employer, in connection with any Permitted Use.

9. Confidential Information of Third Party Vendors. During the course of Associate’s employment with SC, Associate may have access to Third Party Vendor Confidential Information. If a Third Party Vendor imposes restrictions or limitations with respect to such information that are more stringent than those set forth in this Agreement, including, without limitation, additional restrictions applicable to software code, promptly following a written request from SC (which request shall include a reasonably detailed description of such restrictions or limitations), Associate shall execute and deliver to SC a written instrument, in favor of SC and the applicable Third Party Vendor, in the form provided by SC, to evidence and confirm Associate’s agreement to comply with such restrictions or limitations.

10. Disposition of Confidential Information; Survival. At employment termination or earlier at any time upon SC’s request, Associate shall, as SC may direct, either immediately return to SC or destroy, all originals and copies in all media of all Confidential Information which at any time was disclosed to and/or obtained by Associate.

11. Injunctive Relief. Associate agrees that any use or disclosure of Confidential Information in violation of this Agreement or any applicable Privacy Law may cause immediate and irreparable harm to SC or the SC Affiliates, for which money damages may not constitute an adequate remedy. Therefore, Associate agrees that SC and the SC Affiliates may obtain injunctive and other equitable relief in addition to its remedies at law without posting a bond or proof of actual damages. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity. Associate agrees to reimburse SC costs and expenses (including, without limitation, attorneys' fees) incurred by SC in connection with the enforcement of this Agreement.

12. Indemnification. Associate agrees to indemnify, defend and hold harmless SC and the SC Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from and against any and all losses, liabilities, damages, and claims and all related costs and expenses, including reasonable attorneys’ fees, incurred by SC or the SC Affiliates arising from or in connection with any breach by Associate, its Representatives or any third party to whom Associate discloses any SC Confidential information pursuant to section 5, of any provision of this Agreement or violation of any Privacy Law.

13. Legally Required Disclosures. Associate shall immediately notify SC in writing of any subpoena or other court or administrative order or proceeding seeking access to or disclosure of Confidential Information, provided that the giving of such notice is permitted by law, so that SC may seek an appropriate protective order. If in the absence of a protective order, Associate is nonetheless required by law or compelled to disclose Confidential Information or other information concerning SC, disclosure may be made only as to that portion of the Confidential Information or such other information which Associate is legally required or compelled to be disclosed. Associate agrees to exercise best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

14. Confidentiality of this Agreement. Associate acknowledges that the terms of this Agreement are and shall remain confidential. The foregoing shall not prohibit disclosure by Associate of the terms of this Agreement to Associate’s independent public accountants, counsel and/or other professional advisers on a "need to know" basis; provided, however, that such persons have been advised of this Agreement and agree to comply in writing herewith to the full extent permitted by law.

15. Insider Trading. Associate hereby acknowledges that Associate is aware that the US securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters that are the subject of this Agreement, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Therefore, Associate agrees that Associate will not trade in the securities of SC until such time and under such circumstances as it may do so under the applicable securities laws.

16. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.

17. Effect of Waiver. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

18. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Associate and SC pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

19. Amendment. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Associate and by a duly authorized officer of SC.

20. Severability. If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Letter Agreement shall not be affected thereby.

21. Applicability of Agreement. This Agreement shall apply to Confidential Information whether disclosed to or accessed by Associate prior to, on and/or after the Effective Date of this Agreement.

22. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile of an executed counterpart of a signature page to this Agreement shall be as effective as delivery by traditional methods.

23. Acknowledgment. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between SC and the Associate, pursuant to which either SC or the Associate may terminate the employment relationship at any time, with or without cause, with or without notice.

24. Governing Law and Venue. This Agreement shall be governed by, construed and enforced under the laws of the State of Texas as it is applied to agreements entered into and to be performed entirely within such State. The parties hereby agree that any action arising out of this Agreement shall be brought in the state or federal courts located in Dallas County, Texas, further irrevocably submit to the exclusive jurisdiction of any such court and waive any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court, and further agree not to plead or claim the same.

IN WITNESS WHEREOF, each party has caused this Non-Disclosure Agreement to be executed by one of its duly authorized representatives under seal as of the Effective Date.

Santander Consumer USA Holdings Inc.
By: /s/ Mikenzie Sari_
Name: Mikenzie Sari_
Title: Chief Human Resources Officer
Date: 4-24-2020

Santander Consumer USA Inc.:
By: /s/ Mikenzie Sari____________________
Name: Mikenzie Sari
Title: Chief Human Resources Officer
Date: 4-24-2020

Associate:
By: /s/ Christopher Pfirrman__________
Name: Christopher Pfirrman
Date: 4-20-2020

“Cause” Defined
For purposes of this offer letter, “Cause” will exist if Santander Consumer USA Holdings Inc. or Santander Consumer USA Inc. (together, “SC”) reasonably determines in good faith that one or more of the following has occurred: (i) you commit an act constituting a crime under the laws of the United States or any state or political subdivision thereof; (ii) you violate laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking, commodities, futures or securities industries generally; (iii) you commit an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iv) you engage in conduct that violate SC’s internal policies or procedures and which is detrimental to the business, reputation, character or standing of SC or any of its related entities; (v) you commit an act of fraud, dishonesty or misrepresentation that is detrimental to the business, reputation, character or standing of SC or any of its related entities; (vi) you engage in a conflict of interest or self-dealing; or (vii) after notice by SC and a reasonable opportunity to cure, you materially breach your obligations and/or representations as set forth in this offer letter and/or employment-related agreements or you fail to perform your duties as an employee of SC.

•You agree, by signing below, to allow SC to withhold any such reimbursement amounts owed to SC pursuant to this Agreement from other monies due to You upon termination, including but not limited to final pay owed to You in connection with your employment, and You agree to sign at the time of resignation and/or termination any authorizations required to permit SC to make such withholding from final pay.

/s/Christopher Pfirrman_________ ___4-20-2020_________________________
Signature Date